Exhibit 23.1

FAX (303) 623-4258
621 SEVENTEENTH STREET	SUITE 1550	DENVER, COLOARDO 80293	TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our names in the Report on Form 10-K for the years ending December 31, 2008 and December 31, 2007 of Rockies Region Private Limited Partnership (the “Partnership”).  We have no interest of a substantial or material nature in the Partnership, or in any affiliate.  We have not been employed on a contingent basis, and we are not connected with the Partnership, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ Ryder Scott Company, L.P.
Ryder Scot Company, LP
Denver, Colorado
April 24, 2009

1100 LOUISIANA, SUITE 3800	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX (713) 651-0849
1100, 530-8TH STREET, S.W.	CALGARY, ALBERTA T2P 2W2	TEL (403) 262-2799	FAX (403) 262-2790